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Invesco 2007 Annual Review

Who We Are
Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, including AIM, Atlantic Trust, Invesco, Perpetual, PowerShares, Trimark and WL Ross, Invesco provides a comprehensive array of enduring solutions for retail, institutional and high-net-worth clients around the world. Operating in 20 countries, Invesco managed $500.1 billion in assets under management as of December 31, 2007.
Our Mission
Helping people worldwide build their financial security
Our Business Principles
We are passionate about our clients’ success
We earn trust by acting with integrity
People are the foundation of our success
Working together, we achieve more
We believe in the continuous pursuit of performance excellence
Who We Are
Invesco 2007 Annual Review

02

Letter to Shareholders
Dear Fellow Shareholder:
At the beginning of 2006, we announced a set of strategic initiatives that were designed to build momentum in our business and unlock the tremendous potential of our global organization. To focus our efforts on the greatest opportunities for taking our business forward, we reaffirmed four strategic priorities of our long-term success:
▪	Achieving strong investment performance;

▪	Delivering our investment capabilities anywhere in the world to meet client needs;

▪	Unlocking the power of our global operating platform;

▪	Building a high-performance organization.
Over the past two years, we have accomplished what we set out to do: build momentum back into our business and enhance the client experience. All the work that has been accomplished over the past two years has resulted in clear improvements for our shareholders in AUM (assets under management), operating income, net operating margin and EPS (earnings per share).
As a result of our continued focus on our long-term strategy, we are pleased to report that your company delivered record earnings of $673.6 million in 2007. Diluted earnings per share were $1.64, an increase of 37.8% over the prior year. Total dividends for 2007, including a final dividend of $0.22 per share, were $0.384 per share, an increase of 6.1% over 2006. Net operating margin for 2007 was 36%. Assets under management ended the year at $500.1 billion, up 8.1% from 2006.
A strategic name change
A key milestone for our company in 2007 was the change in our name to better reflect our position as an integrated, global investment management organization. With the approval of our shareholders, we became Invesco (formerly, AMVESCAP), a brand recognized in every market in which we operate and a name that reflects our focus on investment management. Later in the year, we introduced a new company identity that will help Invesco stand out in an increasingly crowded marketplace. Building on brand work Invesco Perpetual has developed over the past 25 years, Invesco adopted the iconic mountain imagery for our new company logo.

Letter to Shareholders
Invesco 2007 Annual Review

03

Primary listing moves to the NYSE
Another critical initiative in 2007 was the transition of our listing to the New York Stock Exchange. This move instantly raised Invesco’s visibility in the U.S. market, and will provide greater clarity regarding our financial performance for investors. Just as importantly, it has given us deeper and broader access to the world’s largest and most liquid market.
These significant achievements further support our efforts to improve our competitive position as a global investment management organization. During the year, we made additional progress in other areas as a result of our continued focus on our strategic priorities.
Achieving strong investment performance
Invesco is committed to achieving strong investment performance over the long term. In 2007, we took steps that reinforced our investment culture and improved our ability to deliver investment excellence for our clients.
We are dedicated to being “a place of investors, for investors.” As part of our efforts to further strengthen our investment culture, we enhanced the role of our Investors Forum. The Investors Forum gives our investment professionals a chance to share ideas and best practices across our organization. The expanded communication provided through the Investors Forum also increases their ability to provide superior investment performance for our clients by drawing on the knowledge and experience of other investment professionals across our global organization.
Our commitment to investment excellence starts with our disciplined and distinct investment processes. In 2007, we took steps that further reward our investment teams for sticking to their disciplines and delivering strong investment performance over the long term. These moves further align the interests of our investment teams with those of our clients.
We also took steps to enhance our ability to oversee and measure investment performance across the company as part of our goal to build a world-class performance measurement and risk analysis platform. This effort underscores our commitment to a disciplined investment process and will help our organization and our clients better understand our products, performance and risk.
Looking at the firm as a whole, Invesco had very strong investment performance in 2007. A combined view of the investment performance of our retail assets versus peers and our institutional assets versus benchmark shows that 70% of our AUM have a very strong 3-year track record (as of Dec. 31, 2007).
Letter to Shareholders
Invesco 2007 Annual Review

04

Delivering our investment capabilities anywhere in the world to meet client needs
During 2007, we made further progress in delivering our investment capabilities to our clients around the world. Throughout the year, Invesco PowerShares expanded the range and availability of our exchange-traded funds (ETFs). These products complement our existing product line and, with their competitive expense ratios and convenience, have experienced growing popularity. With the fourth-quarter launch of Invesco PowerShares into the U.K. and Continental Europe, Invesco is now uniquely positioned to compete in the market for ETFs globally. Invesco PowerShares managed approximately $14.5 billion in assets as of December 31, 2007, and also sponsored the $26.7 billion QQQs, offering investors a branded suite of products exceeding $41 billion and more than 100 domestic and international ETFs.
In 2007 we also brought our fixed income and cash teams together to form the new Invesco Worldwide Fixed Income group. The move to a single fixed income organization was designed to increase our global scale, provide greater clarity for our clients and enhance our ability to compete. The combined organization now ranks as one of the world’s largest, with assets of nearly $150 billion (as of Dec. 31, 2007), and offers a comprehensive range of products that few competitors can match.
WL Ross & Co. assumed responsibility for our direct private equity business in 2007. Led by Wilbur Ross, the group is one of the most recognized distressed and restructuring investors in the industry. Their most recent offering, WLR Recovery Fund IV, raised $4 billion – nearly two times their original goal – a significant accomplishment that brought together the resources of our global organization. Our success in this area is a prelude to the many global opportunities we see on the horizon.
Unlocking the power of our global operating platform
Over the past two years, Invesco has made significant progress in unifying its global operating platform. In 2007, we took additional steps to build on this progress and strengthen our ability to work as an integrated, global organization.
The global trading initiative we began in 2007 is designed to combine our trading as a global institution. Over time, this effort will give us greater market access, providing benefits for our investment teams and our clients. We also implemented leading technology that will enable us to manage securities more efficiently as a global organization and provide better information more quickly to our investment teams and clients.
We also took steps to improve communications with our clients A new client reporting platform introduced in 2007 provides a comprehensive, web-based reporting tool for our U.S. institutional clients and will be made available for clients worldwide soon. Clients have responded positively to the simplicity and convenience of this new approach to reporting on their investments.
Letter to Shareholders
Invesco 2007 Annual Review

05

Building a high-performance organization
One of our five business principles is, “People are the foundation of our success.” In support of this principle, Invesco has made a strong commitment to people development, which we view as critical to our long-term success. During 2006, we introduced a number of programs to help our people further develop their potential. Over the past year, we made enhancements to these programs and expanded their availability.
Our People Development team introduced a curriculum of courses that enable individuals to sharpen their skills and equip them to improve their career opportunities. We also launched the Management Development Program, which gives our people the training, feedback and networking resources to become better managers.
Also in 2006, we introduced a Talent Management Process (TMP) to provide a more comprehensive view of the technical, managerial and leadership skills present across our organization, while strengthening the pool of high performers who will be integral to our long-term success. During 2007, we expanded the pool of individuals included in the process and used the TMP to fill critical roles within our organization.
Investing in our future
Throughout the year, we remained committed to executing our comprehensive plan and investing for growth. Our focus on continuous improvement gave us the resources to invest in the long-term success of our business. These resources were reinvested in the business to support our expansion in key markets, launch new products, enhance our infrastructure and retain and motivate high-performing employees. We remain focused on making further improvements in 2008, which will give us the flexibility to continue investing for long-term growth.
Our business is much stronger today, which puts Invesco in a better position to improve our competitive position and take advantage of opportunities in a turbulent market environment. Going forward, we remain committed to our multi-year plan as a means of further unlocking the tremendous potential of our global investment management organization.
Sincerely,

Rex D. Adams	Martin L. Flanagan
Chairman	President and CEO
Letter to Shareholders
Invesco 2007 Annual Review

06

Invesco’s Investment Expertise Around the Globe
One of Invesco’s greatest competitive advantages is the combined power of our distinctive worldwide investment management capabilities. With offices worldwide, capabilities in virtually every asset class and investment style, a disciplined approach to investment management and a commitment to the highest standards for performance and client service, Invesco is uniquely positioned to compete in our evolving world.
To deliver for our clients, Invesco’s investment teams draw on the strength of our global resources: n The stability of $500 billion in assets under management (AUM) n More than 500 investment professionals worldwide n Investment centers in 25 cities in 12 countries n Client support in 20 countries n The value of a single focus — managing your money
Invesco Aim Houston l Invesco Private Capital Austin Denver New York San Francisco Denver AIM Trimark San Francisco Investment Expertise: Invesco Perpetua Toronto U.S., internationa and ___Invesco G oba Equity Investment Expertise: g oba equities Hen ey, U.K. Fund of funds and venture capita Invesco Rea Estate Investment Expertise: At anta private equities Canadian equities, fixed income Investment Professiona s: 75 Investment Expertise: Da as and g oba va ue Investment Expertise: U.K. equities, fixed income, Investment Professiona s: 10 New York AUM: $76.5 bi ion G oba and internationa equities European equities, San Francisco Investment Professiona s: 28 AUM: $2.1 bi ion At anta Invesco Wor dwide W Ross & Co. internationa equities and Investment Professiona s: 19 emerging market equities Newport Beach Fixed Income AUM: $41.4 bi ion ondon New York Invesco Asia-Pacific AUM: $16.1 bi ion Investment Professiona s: 38 ouisvi e, KY Tokyo Invesco Quantitative Munich Strategies Hong Kong Houston ___Mumbai, India Hong Kong AUM: $80.8 bi ion New York At antic Trust Prague Tokyo Invesco Mu tip e-Asset New York ondon ___Investment Expertise: Paris ___Me bourne, Austra ia Strategies Boston Frankfurt Distressed and restructuring Boston Madrid Taipei, Taiwan Frankfurt Me bourne private equities Chicago At anta Invesco PowerShares Shenzhen, China New York Investment Expertise: Investment Expertise: Investment Expertise: Investment Professiona s: 13 Investment Expertise: Investment Expertise: Wheaton, I Quantitative active, enhanced G oba direct rea estate Money market, stab e va ue, Investment Expertise: Asia ex Japan, Greater China, G oba over ay strategies and and ong/short strategies, as we investing and pub ic rea estate g oba fixed income and AUM: $6.8 bi ion High-net-worth mu timanagement Japan and Austra ian equities tactica asset a ocation Investment Expertise: ETFs as tactica asset a ocation securities investing a ternatives/financia structures Investment Professiona s: 31 Investment Professiona s: 61 Investment Professiona s: 6 Investment Professiona s: 7 Investment Professiona s: 51 Investment Professiona s: 106 Investment Professiona s: 115 ___Primary investment center ___Other ocations AUM: $17.5 bi ion AUM: $32.8 bi ion AUM: $2.0 bi ion AUM: $14.5 bi ion AUM: $32.2 bi ion AUM: $28.0 bi ion AUM: $149.5 bi ion Data as of December 31, 2007 07 Invesco’s Investment Expertise Around the G obe 08 Invesco’s Investment Expertise Around the G obe 2007 Invesco Annua Review FINA .pdf Invesco 2007 Annua Review Invesco 2007 Annua Review
Invesco’s Investment Expertise Around the Globe
Invesco 2007 Annual Review
07

A Look Back During the year, Invesco continued to build at 2007 momentum while making further progress against our multi-year plan. Our accomplishments over the past year strengthened our ability to compete globally and to further grow our business.
10/07
AIM Investments rolls out Social 03/07 Security educational module for financial Invesco opens a 09/07 advisors new representative 04/07 Invesco PowerShares launches 12/07 01/07 02/07 office in Beijing, 10 new FTSE RAFI ETFs on 11/07 Jerome P. Kenney further extending The Fixed Income and Cash 06/07 the NASDAQ as Bruce Bond Australian small joins Invesco’s Board AIM Trimark achieves Invesco named our strong position Management teams join forces companies team participates in the closing 11/07 of Directors record AUM of more than “Equities Manager as a single organization under Invesco announces in the growing China bell ceremonies The company introduces a new awarded S&P’s top $CDN 50 billion of the Year” at 2007 Karen Dunn Kelley’s leadership, $500,000,000 stock market brand identity research rating Global Pensions positioning Invesco to become repurchase program Awards one of the leading fixed income providers in the world
January February March April May June July August September October November &nbs p; December 03/07 05/07 10/07
Four AIM funds With approval from our 11/07 02/07 Marty Flanagan receive five 2007 shareholders, our name Invesco Power -Atlantic Trust concludes two years
U.S. Lipper awards, 04/07 changes from AMVESCAP to Shares launches 11/07 12/07 12/07 celebrates 75 Years as president of four AIM Trimark Invesco to better reflect our products on More than 97% of Invesco Perpetual takes the Invesco Ltd. begins trading on WL Ross & Co. receives “Private the Investment funds win four position as an integrated, European exchanges shareholders leadership position in terms of the New York Stock Exchange Equity Firm of the Year” and Company Institute Canadian global company. The ticker approve the relisting AUM in the U.K.
“International Deal of the Year” Lipper awards symbol becomes IVZ of Invesco’s shares awards from The M&A Advisor on the New York Stock Exchange
A Look Back at 2007
Invesco 2007 Annual Review

08

Investing in our Communities
In 2007, Invesco supported a number of activities around the globe, including:
■	Sponsorship of the FIT for Charity event by Invesco Japan and their support of six local charities;

■	Invesco Australia’s charitable support of the James Macready-Bryan (JMB) Foundation to raise money for victims of acquired brain injury;

■	The Invesco Atlanta Community Services Committee’s participation in blood drives and soup kitchens and donation of over 500 articles of clothing;

■	AIM Trimark’s annual Play Day event to raise money for Big Brothers Big Sisters;

■	Monetary donations made by Invesco Aim’s technology colleagues to support House of Tiny Treasures and Casa de Esperanza;

■	Invesco Enterprise Services’ building project for Habitat for Humanity.
Invesco supports a variety of local and international programs for the arts, education, sports, the environment and charitable organizations. By donating time, energy and other resources, Invesco encourages employees to play an active role in the communities in which they live and work.
Investing in our Communities
Invesco 2007 Annual Review

09

Financial Highlights
Continued progress against our multi-year plan resulted in record company earnings in 2007.

$ in millions, except per share and other data	2007	2006	2005

Operating Data

Operating revenues	3,878.9	3,246.7	2,872.6

Net revenues*	2,888.4	2,428.0	2,166.6

Operating income	994.3	759.2	407.9

Net operating income*	1,039.8	762.1	407.9

Operating margin	25.6%	23.4%	14.2%

Net operating margin*	36.0%	31.4%	18.8%

Net income	673.6	482.7	219.8

Per Share Data

Earnings per share:

- basic	1.69	1.22	0.55

- diluted	1.64	1.19	0.54

Dividends per share	0.372	0.357	0.330

Balance Sheet Data

Total assets	12,925.2	12,228.5	10,702.7

Long-term debt	1,276.4	979.0	1,220.0

Shareholders’ equity	6,590.6	6,164.0	5,529.8

Other Data

AUM (in billions)	$500.1	$462.6	$386.3

Headcount	5,475	5,574	5,798

The following is a reconciliation of operating revenues, operating income and operating margin on a U.S. GAAP basis to net revenues, net operating income and net operating margin. Operating margin is equal to operating income divided by operating revenues. Net operating margin is equal to net operating income divided by net revenues.

$ in millions, except per share and other data	2007	2006	2005

Operating revenues, GAAP basis	3,878.9	3,246.7	2,872.6

Third-party distribution, service and advisory costs	(1,051.1)	(826.8)	(706.0)

Proportional share of revenues, net of third-party distribution costs, from joint venture investments	60.6	8.1	—

Net revenues	2,888.4	2,428.0	2,166.6

Operating income, GAAP basis	994.3	759.2	407.9

Proportional share of operating income from joint venture investments	45.5	2.9	—

Net operating income	1,039.8	762.1	407.9

Operating margin	25.6%	23.4%	14.2%

Net operating margin	36.0%	31.4%	18.8%

Years Ended December 31
Financial Highlights
Invesco 2007 Annual Review

10

Invesco
1360 Peachtree Street, NE
Atlanta, GA 30309
www.invesco.com
Annual Review Contains Summary Information Only
This Annual Review contains only a condensed summary of selected information contained in our most recent Annual Report on Form 10-K (“Annual Report”) and our Proxy Statement for the Annual General Meeting of Shareholders (“Proxy Statement”). We have filed our Annual Report and our Proxy Statement with the United States Securities and Exchange Commission (“SEC”). You may obtain these reports from the SEC’s Web site at www.sec.gov. For more complete information concerning the matters described in this Annual Review, we urge you to read carefully our Annual Report and Proxy Statement.
Special Cautionary Note Regarding Forward-Looking Statements
This Annual Review may include statements that constitute “forward-looking statements” under the United States securities laws. Forward-looking statements include information concerning possible or assumed future results of our operations, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, acquisition activities and the effect of completed acquisitions, debt levels and the ability to obtain additional financing or make payments on our debt, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, when used in this release, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” and future or conditional verbs such as “will,” “may,” “could,” “should” and “would” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements. In connection with any forward-looking statements, you should carefully consider the areas of risk described in our most recent Annual Report on Form 10-K and any updates contained in subsequent Quarterly Reports on Form 10-Q, as filed with the SEC. You may obtain these reports from the SEC’s Web site at www.sec.gov. We expressly disclaim any obligation to update any of the information in this or any other public disclosure if any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events or otherwise.